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                                   THIRD AMENDMENT

                                          TO

                               ACTIVE VOICE CORPORATION
                          1996 EMPLOYEE STOCK PURCHASE PLAN

     THIS THIRD AMENDMENT is adopted effective as of July 1, 1999 (the "Amendment Date"), by ACTIVE VOICE CORPORATION, a Washington corporation (the "Company").

                                       RECITALS

     A. The Company has adopted the Active Voice Corporation 1996 Employee Stock Purchase Plan (the "Plan").

     B. The Company has adopted that certain First Amendment to the Plan effective as of July 1, 1997, and that certain Second Amendment to the Plan effective as of June 1, 1998.

     C.    The Company desires to further amend the Plan in certain respects.

     NOW, THEREFORE, the Plan is hereby amended as follows:

     1. Article 3 of the Plan is amended and restated in its entirety as follows:

                                      ARTICLE 3

                                  ELIGIBLE EMPLOYEES

           As used in the Plan, the term "Eligible Employees" means all common law employees of the Company and its current wholly-owned subsidiaries (and each other corporation that is or becomes at least a majority-owned subsidiary of the Company and is designated by the Committee as an employer whose employees are eligible for purposes of the Plan), except the following: (a) employees whose customary employment is 10 hours or less per week; and (b) employees whose customary employment is for not more than 5 months in any calendar year. Except as otherwise expressly provided in the Plan and permitted by Section 423 of the Code, all Eligible Employees shall have the same rights and obligations under the Plan.

           Notwithstanding the foregoing provisions of this Article 3, an employee will not be an Eligible Employee for purposes of the Plan if the employee owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company. For purposes of this 5% limitation, an employee shall be treated as owning any stock the ownership of which is attributed to him or her under the rules of Section 424(d) of the Code, as well as any stock that, in the absence of this paragraph, the employee could purchase under the Plan with his or

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     her payroll deductions held pursuant to Article 6 but not yet applied to the purchase of shares of Common Stock under the Plan.

           The right of an Eligible Employee to participate in the Plan shall not be affected by any change in the Eligible Employee's employment, so long as he or she continues to be an employee of the Company or one of its subsidiaries. If an Eligible Employee is employed by a subsidiary of the Company that ceases to be a subsidiary, such event shall be deemed to constitute a termination of the Eligible Employee's employment.

     2. Article 4 of the Plan is amended by replacing "150,000" with "350,000."

     3. The amendment to the Plan made by Section 2 of this Third Amendment shall be subject to approval by the shareholders of the Company in a manner complying with the Internal Revenue Code of 1986, as amended. If such approval is not obtained by September 30, 1999, Section 2 of this Third Amendment shall be void and of no effect.

     4     Except as amended hereby, the Plan shall remain in full force and effect.

     IN WITNESS WHEREOF, this Third Amendment has been executed as of the Amendment Date.

                                        ACTIVE VOICE CORPORATION


                                   By   /s/  Frank J. Costa
                                        ----------------------------------------
                                        Frank J. Costa
                                        Chief Executive Officer




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